Exhibit 99.1

For Release: Immediately

Contact: Scott D. Beamer

(847) 446-7500

Stepan Announces Agreement to Acquire Sulfonation Production Facility in Brazil

Northfield, Illinois, July 15, 2014 -- Stepan Company (NYSE: SCL), through its subsidiary in Brazil, today reported that it has reached an agreement with Procter & Gamble do Brasil S.A. to acquire their sulfonation production facility in Bahia, Brazil subject to approval by the Brazilian antitrust authorities and by the Industrial Development Superintendence of Bahia State, as well as other customary closing conditions. The facility is located in the northeast region of Brazil and has 30,000 metric tons of capacity.

The transaction is projected to close in the third or fourth quarter and the acquisition is expected to have a minimal impact on Stepan’s 2014 financial results. Financial terms of the transaction were not disclosed.

“This acquisition will expand Stepan’s capabilities in Brazil. Brazil is the world’s fifth most populous country and has a growing middle class. As the country’s usage of laundry products transitions from soap bars to powders to liquids, surfactant use expands. Surfactants used in functional applications, including the large Brazilian agricultural industry, are also increasing. Brazil is a strategic priority for Stepan; this acquisition is synergistic with our existing Vespasiano, Brazil plant and provides an opportunity to serve the growing northeast of Brazil.” said F. Quinn Stepan Jr., President and CEO.

CORPORATE PROFILE

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market and C.A.S.E. (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia. The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, disruptions in production at manufacturing facilities, volatility of raw material and energy costs, maintaining and protecting intellectual property rights, interruption or breaches of information technology systems, disruptions in transportation or significant changes in transportation costs, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.